Exhibit 8.3

Charles W. Wheeler	Direct Dial: 202-756-3308	E-mail: cwheeler@alston.com

October 18 2004

First National Bankshares of Florida, Inc.

2150 Goodlette Road North

Naples, Florida 34102

Fifth Third Bancorp

38 Fountain Square Plaza

Cincinnati, Ohio 45263

Ladies and Gentlemen:

You have requested our opinion as to whether (i) the merger of Southern Community Bancorp on September 3, 2004, with and into First National Bankshares of Florida, Inc. (“First National Bankshares”), pursuant to the Agreement and Plan of Merger dated as of March 19, 2004 by and between First National Bankshares and Southern Community Bancorp (the “Southern Community Merger”), (ii) the merger of First Bradenton Bank with and into First National Bank of Florida pursuant to the Agreement and Plan of Merger dated as of June 30, 2004 by and among First National Bankshares, First National Bank of Florida and First Bradenton Bank (the “First Bradenton Merger”), and (iii) the merger of First National Bankshares with and into Fifth Third Financial Corporation pursuant to the Amended and Restated Agreement and Plan of Merger dated as of September 22, 2004 by and among Fifth Third Bancorp, Fifth Third Subsidiary and First National Bankshares (the “First National Bankshares Merger”), will cause Section 355(e) or (f) of the Internal Revenue Code of 1986, as amended (the “Code”), to apply to the “Distribution” or “Internal Distribution,” as such terms are defined in the Tax Disaffiliation Agreement dated January 1, 2004 by and between F.N.B. Corporation and First National Bankshares (the “Tax Disaffiliation Agreement”).

In rendering the opinions expressed herein, we have relied, with the consent of Fifth Third Bancorp and the consent of First National Bankshares, upon the accuracy and completeness of the statements and representations (which factual statements and representations we have neither investigated nor verified) contained, respectively, in the certificate of representations of the officers of Fifth Third Bancorp, First National Bankshares, F.N.B. Corporation, Southern Community Bancorp, First Bradenton Bank, SunTrust Capital Markets, Inc., Smith, Gambrell & Russell, L.L.P., Hovde Financial LLC, and Keefe, Bruyette & Woods (the “Companies”) dated on or before October 18, 2004 (collectively “the Certificates”). We have also relied upon the accuracy of statements made to us by the employees, Executive Officers, directors and, where appropriate, the Controlling Shareholders of the Companies and the registration statement on Form S-4 filed with the Securities and Exchange Commission (“Registration Statement”) and the Proxy Statement-Prospectus contained therein, each as amended or

First National Bankshares of Florida, Inc.

Fifth Third Bancorp

October 18, 2004

supplemented through the date hereof. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the Certificates. Unless otherwise specified, all section references herein are to the Internal Revenue Code of 1986, as amended (“the Internal Revenue Code”), and the Treasury regulations issued thereunder.

It has been represented to us that the facts set forth in the Certificates are true and correct in all respects. We have made no independent investigation regarding such facts, and, therefore, we have relied upon the statements and representations in the Certificates and by the employees, Executive Officers, directors and, where appropriate, the Controlling Shareholders in forming our opinion. However, we have no reason to doubt the completeness and veracity of the statements and representations presented in the Certificates. Any changes to the facts or Certificates may affect our opinion as expressed herein, perhaps in an adverse manner.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Southern Community Merger, First Bradenton Merger and First National Bankshares Merger, individually, or in the aggregate, will not cause Section 355(e) or (f) of the Internal Revenue Code to apply to the Distribution or Internal Distribution.

This opinion relates solely to the application of Section 355(e) or (f) of the Internal Revenue Code to the Southern Community Merger, the First Bradenton Merger and the First National Bankshares Merger and no opinion is expressed as to any other federal income tax consequences or the tax consequences under any foreign, state or local tax law or under any federal tax laws other than those pertaining to the income tax.

Our opinion is based upon an analysis of the Internal Revenue Code, the Treasury regulations promulgated thereunder, and the applicable case law, as of the Effective Date. The foregoing authorities are subject to change, and such changes may be retroactively effective. If so, our views set forth above may be affected and may not then be relied upon. In addition, we have undertaken no obligation to update this opinion for changes in facts, law or transactions occurring subsequent to the closing date of the First National Bankshares Merger.

Our opinion is based on the documents that we have examined and the statements and representations set out in the Certificates, which we have assumed were true on the date of the Certificates, and are true on the date hereof. Our opinion cannot be relied upon if any of the facts contained in such documents or any of the statements or representations set out in the Certificates is, or later becomes, inaccurate.

The opinion is rendered as of the date hereof based on the law and the facts in existence on the date hereof. We will issue a final version of this opinion, dated as of the Effective Date of the First National Bankshares Merger. We do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or facts, whether or not material, that may be brought to our attention at a later date.

We understand that this opinion is being sought to satisfy First National Bankshares’ obligations under section 2.04(e)(iv) of the Tax Disaffiliation Agreement, and to satisfy the requirements of article 7.1(f) of the Amended and Restated Agreement and Plan of Merger dated as of September 22, 2004 by and among Fifth Third Bancorp, Fifth Third Subsidiary and First National Bankshares. We hereby consent to the use of this opinion for the purpose of satisfying First National Bankshares’ obligation under the two agreements.

We also hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission (“SEC”) with respect to the First National Bankshares Merger. In giving our consent for this use of the opinion, we do not thereby admit that we are in the category of persons

First National Bankshares of Florida, Inc.

Fifth Third Bancorp

October 18, 2004

whose written consent must be filed with the registration statement under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the SEC issued thereunder.

We only consent to the use of this opinion for the aforementioned purposes. This opinion is not intended to be, and should not be, relied upon for any other purpose. This opinion may not be quoted, published or otherwise disseminated without our prior written consent.

Sincerely,

Charles W. Wheeler